Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS SECOND QUARTER RESULTS AND PROVIDES UPDATE ON ACTIVATED

CARBON PRODUCTION FACILITY AND CO2 BUSINESS

Littleton, CO – August 5, 2008 – ADA-ES, Inc. (NASDAQ:ADES) today announced financial results for the second quarter ended June 30, 2008. See attached tables.

Second Quarter Overview & Near Term Expectations

For the second quarter, total revenues were $3.8 million compared to $4.9 million in the same period of last year, with the decline due in part to issues relating to the Clean Air Mercury Rule (“CAMR”). These issues, ADA believes, have delayed purchasing, installation and delivery decisions of ADA’s Activated Carbon Injection (“ACI”) systems, which the Company produces and sells to coal-fired power plants to reduce mercury emissions. Gross margin rose to 38% from 31% in last year’s second quarter due to higher margins on DOE industry supported and related contracts and the impact of cost savings measures related to the design and engineering of ACI systems, including self-performing a larger percentage of the jobs compared with last year. While total expenses were $1.8 million for both the current and prior year’s second quarter, G&A expenses increased 22% quarter-over-quarter, primarily due to higher personnel costs and an increase in legal expenses as the Company gears up for several related clean-tech growth paths.

ADA reported an operating loss of $363,000 compared to $274,000 in the second quarter of last year and a net loss of $138,000, or $0.02 per diluted share, compared to net income of $55,000, or $0.01 per diluted share, in the 2007 second quarter. Year-to-date, ADA had positive cash flow from operations.

The Company pointed out that thus far in 2008, it has signed contracts or has orders to proceed with 6 ACI systems for delivery in 2008 through 2009, bringing the total number of ADA ACI systems installed or currently in process to 35. During the current second quarter, ADA recognized approximately $2.2 million in revenues related to ACI systems sales, and management currently expects to record approximately $4.7 million more in the second half. During the second quarter, the Company continued its focus on investing in development activities aimed at production of activated carbon for the rapidly expanding mercury control market, through the expenditure of an additional $4.1 million in project costs.

Dr. Michael D. Durham, President and CEO of ADA, stated, “We expect the supply of ACI systems to be our dominant revenue source for 2008 and plan to bid on between 50 and 100 ACI systems through 2009 based upon current regulations. However, with the uncertainties surrounding the recent court rulings concerning CAMR, we are projecting lower sales of ACI systems for 2008 over our previous expectations as several of our customers have delayed plans for ACI system completions and deliveries. We see this as a temporary setback and are confident that ACI systems will continue to represent an increasing source of our revenues for the remainder of this year and the coming one.”

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August 5, 2008

Dr. Durham noted, “While second quarter revenues from DOE and industry supported Mercury Emission Control (“MEC”) programs have declined due to decreased funding for mercury related projects, our other consulting revenues, increased $323,000 for the June quarter. For the second quarter, DOE and demonstration contracts contributed $1.0 million to revenues and another $1.1 million is expected in the second half.”

Gearing Up For Significant Growth

He continued, “We are working on a number of related fronts to accelerate ADA’s revenue growth and profit potential, most notably, our first activated carbon (“AC”) manufacturing facility. While we experienced delays in the second quarter due to our engineering contractor being acquired by another company, we have continued to make progress on this project in a number of areas. We have obtained the final construction permit, secured purchase of the building site, and now that the acquisition has been completed, we are currently finalizing terms, pricing, and schedule on our engineering/construction contract. Based on the current status of key negotiations, we hope to be breaking ground in the next few weeks to enable us to remain on schedule to begin AC production in the first half of 2010.

“As the capital costs for the project have firmed up, we are working on completing negotiations of key issues related to financing with our strategic partner. This effort is scheduled to coincide with the timing of the signing of the engineering contract.

“The market for AC continues to grow and we are beginning to see the impact of the new mercury control market on AC pricing. We have recently seen public announcements of price increases from our competitors. As a reflection on the vitality of this market, we have responded to over $500 million of RFPs for AC. We have announced our first contract from a major power generator for approximately $35 million and will be announcing additional contracts as commitments are made.”

He went on to say, “Still another key leg of our growth strategy capitalizes upon the worldwide focus on the role CO2 emissions play in greenhouse gases, along with increase in government funding for CO2 technology. As we reported last week, ADA was selected by the DOE to develop technology based around solid sorbents and equipment to be used to reduce carbon dioxide emissions from coal-fired power plants. ADA has been designated the prime contractor in the proposed multi-million dollar project with the DOE’s National Energy Technology Laboratory and several industry participants. Technologies need to be developed that are going to meet the requirements in a cost-effective way.”

Dr. Durham concluded, “While we continue to see our near-term results being impacted by temporary market uncertainty, we believe that the Company’s prospects for considerable growth over the longer term remain strong due to our favorable positioning in the MEC and CO2 markets and our forthcoming AC production facility.”

Conference Call

Management will conduct a conference call to review its financial results as well to provide an update on the development of its Activated Carbon manufacturing facility and recent progress with its CO2 control business at 10:00 a.m. EDT on Tuesday, August 5th. Interested parties may participate in the call by dialing 888-787-0460. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call (conference ID # 56202710).

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The conference call will also be webcast live via the Investor Information section of ADA-ES’ website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, activated carbon, mercury measurement instrumentation, and related services. To meet the needs of the power industry for mercury control, the Company is developing state-of-the-art facilities to produce activated carbon (AC) with the first plant projected to come on-line in 2010. Additionally, the Company is developing technologies for power plants to address issues related to the emissions of carbon dioxide.

This press release and the conference call referenced in this press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statements are or will be based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Actual results may vary materially from such expectations. These statements will be prefaced by words or phrases such as “believe,” “will,” “hope,” “expect,” “anticipate,” “intend” and “plan,” the negative expressions of such words, or words of similar meaning, and these statements will include, but will not necessarily limited to, our expectations regarding future revenues, expenses and other financial measures, the number and timing of anticipated bids, projects and new contracts for activated carbon injection systems and other products and services, changes in DOE and utility funding for mercury control and other projects, likelihood of additional state, and more stringent Federal, mercury control and carbon reduction legislation and the impact of that legislation on our target markets, costs of developing and building, an activated carbon manufacturing facility, availability of financing for such a facility on reasonable terms, ability to provide interim and long-term supplies of activated carbon and to obtain contracts to sell any activated carbon produced at our facilities, passage of appropriate clarifying legislation to define the parameters of tax credits applicable to our Refined Coal product and our ability to qualify for, and expected dollar value of, any federal tax credits for that product, availability of funding for carbon dioxide reduction research and development projects, our ability to manage internal growth, as well as other, similar items. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to: changing economic conditions and market demand for our products and services, changes in technology, availability of and demand for alternative energy sources, failure to satisfy performance guarantees, availability of adequate supplies of treatable carbon to meet interim AC demand, the availability of federal funding to support certain of our research and development work, the availability of funding needed for the construction of our new AC manufacturing plant on reasonable terms, our ability to secure necessary permits and other regulatory approvals, our ability to negotiate and enter into ancillary agreements needed to allow us to finance, design and build the new AC plant and to obtain necessary raw materials, anticipated or unexpected changes in laws or regulations, competition, results of demonstrations of ADA’s and other’s licensed technologies, operational difficulties, availability of skilled personnel and other risks related to the development, construction and placing into operation of an activated carbon manufacturing facility and other factors relating to our business, as discussed in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

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Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

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August 5, 2008

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUE:
Mercury emission control	$3,758	$4,609	$7,658	$8,238
Flue gas conditioning and other	89	333	192	608

Total revenues	3,847	4,942	7,850	8,846
COST OF REVENUES:
Mercury emission control	2,311	3,117	4,906	5,297
Flue gas conditioning and other	82	296	171	431

Total cost of revenues	2,393	3,413	5,077	5,728

GROSS MARGIN	1,454	1,529	2,773	3,118
OTHER COSTS AND EXPENSES:
General and administrative	1,463	1,195	2,957	2,656
Research and development	229	525	463	881
Depreciation and amortization	125	83	237	167

Total expenses	1,817	1,803	3,657	3,704

OPERATING LOSS	(363)	(274)	(884)	(586)
OTHER INCOME:
Minority interest in loss of consolidated subsidiary	15	83	32	96
Interest and other income	122	268	291	534

Total other income	137	351	323	630

INCOME (LOSS) BEFORE INCOME TAX PROVISION	(226)	77	(561)	44
INCOME TAX BENEFIT (PROVISION)	88	(22)	255	(12)

NET INCOME (LOSS)	(138)	55	(306)	32
UNREALIZED LOSSES ON CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, net of tax	(60)	(5)	(181)	(1)

COMPREHENSIVE INCOME (LOSS)	$(198)	$50	$(487)	$31

NET INCOME (LOSS) PER COMMON SHARE – BASIC AND DILUTED	$(.02)	$0.01	$(.05)	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	5,802	5,641	5,747	5,638

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	5,802	5,770	5,747	5,742

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for June 30, 2008.

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ADA-ES, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,955	$13,482
Trade receivables, net of allowance for doubtful accounts	3,682	4,449
Investments in securities	1,640	1,916
Prepaid expenses and other	644	282

Total current assets	12,921	20,129

PROPERTY AND EQUIPMENT, at cost	2,714	2,622
Less accumulated depreciation and amortization	(1,530)	(1,372)

Net property and equipment	1,184	1,250

GOODWILL, net of amortization	2,024	2,024
INTANGIBLE ASSETS, net of amortization	259	247
INVESTMENTS IN SECURITIES	2,794	2,841
DEVELOPMENT PROJECTS	15,310	8,159
OTHER ASSETS	362	256

TOTAL ASSETS	$34,854	$34,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,245	$4,285
Accrued payroll and related liabilities	695	603
Deferred revenue and accrued expenses	1,860	1,148

Total current liabilities	5,800	6,036

LONG-TERM LIABILITIES:
Accrued warranty and other	425	318

Total liabilities	6,225	6,354

MINORITY INTEREST	123	148
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock; 50,000,000 shares authorized, none outstanding	—	—
Common stock; no par value, 50,000,000 shares authorized, 5,802,288 and 5,683,689 shares issued and outstanding	28,666	28,077
Accumulated other comprehensive income	17	198
(Accumulated deficit) retained earnings	(177)	129

Total stockholders’ equity	28,506	28,404

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,854	$34,906

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for June 30, 2008.